SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

(a) On February 27, 2006, Charter Communications Operating, LLC ("Charter Operating"), an indirect subsidiary of Charter Communications, Inc. ("Charter"), entered into a definitive agreement (the "Agreement") with Cebridge Acquisition Co. LLC ("Cebridge") to sell certain cable television systems (the "Systems") in West Virginia, Virginia, Kentucky and Ohio for approximately $770 million (the "Purchase Price"). The systems being sold pursuant to the Agreement serve approximately 240,000 analog video, 116,000 digital video and 78,000 high-speed Internet customers. The Purchase Price is subject to adjustment as provided in the Agreement, and the Agreement includes representations, warranties and covenants from both parties that are typical in cable television industry transactions.

Cebridge has agreed to deposit approximately 1.5% of the Purchase Price, and has agreed to make an additional deposit equal to approximately 1.5% of the Purchase Price if certain conditions are not met by May 15, 2006, all as provided in the Agreement. If Cebridge terminates the Agreement, other than upon a breach of the Agreement by Charter Operating, it will forfeit such deposit.

Charter Operating has agreed, during time periods specified in the Agreement, not to offer for sale, solicit proposals relating to alternative transactions with respect to, or participate in discussions regarding, the Systems, or make information about the Systems available to any person in connection with a possible sale of the Systems.

The closing of the transactions contemplated by the Agreement is expected to occur in the third quarter of 2006, following the satisfaction or waiver of customary closing conditions and the receipt of regulatory approvals.

A press release announcing the transaction is attached as Exhibit 99.1.

(b) Charter and Michael J. Lovett, Charter's Executive Vice President and Chief Operating Officer, have entered into a new employment agreement, effective as of February 28, 2006 (the "Agreement"), whereby Mr. Lovett will serve as its Executive Vice President and Chief Operating Officer at a salary of $700,000 per year which is to be reviewed annually, and will perform such duties and responsibilities set forth in the Agreement. The Agreement amends, supersedes and replaces Mr. Lovett's prior employment agreement dated March 31, 2005.  The term of the Agreement is three years from the effective date and will be reviewed and considered for extension at 18-month intervals during Mr. Lovett's employment. Under the Agreement, Mr. Lovett will be entitled to receive cash bonus payments in an amount per year targeted at 100% of salary in accordance with the senior management plan and to participate in all employee benefit plans as are offered to other senior executives. Mr. Lovett will also receive a grant of 150,000 restricted shares of Charter's Class A common stock on the effective date of the Agreement, vesting in equal installments over a three-year period from employment date; an award of 300,000 restricted shares of Charter's Class A common stock on the first anniversary of the Agreement, vesting in equal installments over a three-year period; an award of options to purchase 432,000 shares of Charter's Class A common stock under terms of the stock incentive plan on the effective date of the Employment Agreement; an award of options to purchase 864,000 shares of Charter's Class A common stock under the terms of the stock incentive plan on the first anniversary of the Agreement; an award of 259,200 performance shares under the stock incentive plan on the effective date of the Agreement and will be eligible to earn these shares over a performance cycle from January 2006 to December 2006; and an award of 518,400 performance shares under the stock incentive plan on the first anniversary of the Agreement and will be eligible to earn these shares over a three-year performance cycle January 2007- December 2009.

If terminated other than for "cause," as such term is defined in the Agreement, prior to March 31, 2007, Mr. Lovett will receive relocation expenses to the city of his choice in the 48 contiguous states in accordance with Charter's relocation policy. In the event that Mr. Lovett is terminated by Charter without "cause,'' for "good reason'' or by Mr. Lovett within 60 days following a "change in control," as those terms are defined in the employment agreement, Mr. Lovett will receive his salary for the remainder of the term of the agreement; a pro rata bonus for the year of termination; and the immediate vesting of options, restricted stock and performance shares. The Agreement also contains a two-year non-solicitation clause.

A copy of the Agreement is attached as Exhibit 99.2.

ITEM 1.02 TERMINATION OF MATERIAL DEFINITIVE AGREEMENT.

    See the description set forth in Item 1.01(b) above.

ITEM 8.01 OTHER EVENTS.

On February 24, 2006, Charter Operating entered into a definitive agreement with New Wave Communications to sell certain cable television systems in Southern Illinois and Kentucky for approximately $126 million. The systems being sold serve approximately 76,000 analog video, 26,000 digital video and 13,000 high-speed Internet customers. This transaction is subject to customary closing conditions, potential price adjustments and regulatory review approval. The closing is expected to occur in the third quarter of 2006.

A press release announcing the transaction is attached as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibit is filed pursuant to Item 1.01:

99.1	Press Release dated February 28 2006. *
99.2	Employment Agreement dated February 28, 2006.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.
Registrant

Dated: March 3, 2006

By:/s/ Grier C. Raclin Name: Grier C. Raclin Title: Executive Vice President and General Counsel

EXHIBIT INDEX

99.1	Press Release dated February 28 2006. *
99.2	Employment Agreement dated February 28, 2006.*

* filed herewith